                                                                      EXHIBIT 12

                    MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
               COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                               (Dollars in Millions)


                                                         For the Three Months
                                                                 Ended
                                                        -----------------------
                                                         March 28,    March 29,
                                                           1997          1996
                                                         --------      --------
Pretax earnings from
     continuing operations                               $  766        $  671

Add:  Fixed charges                                       3,672         2,795
                                                         ------        ------

Pretax earnings before fixed charges                     $4,438        $3,466
                                                         ------        ------
                                                         ------        ------
Fixed charges:

      Interest                                           $3,608        $2,756

      Other (A)                                              64            39
                                                         ------        ------

       Total fixed charges                               $3,672        $2,795
                                                         ------        ------
                                                         ------        ------

       Preferred stock dividend
         requirements                                    $   17        $   19
                                                         ------        ------

       Total combined fixed charges and
         preferred stock dividends                       $3,689        $2,814
                                                         ------        ------
                                                         ------        ------

Ratio of earnings to fixed charges                         1.21          1.24

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                          1.20          1.23


(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.


                                        5